                    IRREVOCABLE PROXY AND VOTING AGREEMENT


     IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of August 7, 2001 (this "Agreement"), among Advance Holding Corporation, a Virginia corporation ("Holding"), Advance Stores Company, Incorporated, a Virginia corporation and wholly-owned subsidiary of Holding ("ASCI"), Fontaine Industries Limited Partnership (the "Stockholder"), the Peter J. Fontaine Revocable Trust (the "Fontaine Trust") and Peter J. Fontaine in his individual capacity ("Fontaine").

     WHEREAS, Holding, ASCI, Advance Auto Parts, Inc., a Delaware corporation ("New Holding") and AAP Acquisition Corporation, a Florida corporation ("Merger Sub") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Discount Auto Parts, Inc., a Florida corporation (the "Company"), which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger"); and

     WHEREAS, as of the date hereof, the Stockholder owns (both beneficially and of record) 4,021,509 shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"); and

     WHEREAS, as a condition to the willingness of Holding and ASCI to enter into the Merger Agreement, Holding and ASCI have required that the Stockholder agrees, and in order to induce Holding and ASCI to enter into the Merger Agreement the Stockholder has agreed, to appoint ASCI as its attorney and proxy, in accordance with the terms of this Agreement, in respect of 4,021,509 shares of Company Common Stock owned by the Stockholder (the "Shares"); and

     WHEREAS, as of the date hereof, the Fontaine Trust is the sole general partner of the Stockholder, and the Fontaine Trust and Fontaine own all of the limited partnership interests in the Stockholder.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                 ARTICLE I

                VOTING AGREEMENT AND PROXY OF THE STOCKHOLDERS

     I.1  Voting of the Shares.  The Stockholder hereby agrees that during the
          --------------------
period commencing on the date hereof and continuing until the termination of this Agreement as specified in Article V hereof (the "Termination Date"), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Company

Common Stock held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired, (i) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by the Company or any other extraordinary corporate transaction which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) against any proposals for the amendment of the certificate of incorporation or by-laws of the Company or any change in the management or board of directors of the Company which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

     For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

     I.2  Proxy.  The Stockholder hereby irrevocably appoints ASCI, until the
          -----
Termination Date, as its attorney and proxy pursuant to the provisions of
Section 607.0722 of the Business Corporation Act of the State of Florida, with full power of substitution, to vote in such manner as ASCI or its duly authorized representative shall, in its sole discretion, deem proper and otherwise act (by written consent or otherwise) with respect to the Shares and all other securities issued to the Stockholders by the Company in respect of the Shares, which the Stockholders are entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise (i) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by the Company or any other extraordinary corporate transaction which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) against any proposals for the amendment of the certificate of incorporation or by-laws of the Company or any change in the management or board of directors of the Company which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement. This Agreement confers no other authority to vote on any other matters. This proxy and power of attorney is irrevocable and coupled with an interest, shall not be terminated by any act of the Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Stockholder. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares (and all other securities issued by the Company to the Stockholder in respect of the Shares) which it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. ASCI shall not be permitted to make a demand for appraisal rights with respect to the

Shares pursuant to any dissenting stockholder or appraisal provision of applicable law. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing. The proxy granted hereby includes the power to call, or cause the Stockholder to call, a special meeting of stockholders of the Company to consider the Merger Agreement and the transactions contemplated thereby.

                                 ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholder hereby represents and warrants to Holding and ASCI as follows:

     II.1  Authority Relative to This Agreement.  The Stockholder has all
           ------------------------------------
necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Holding and ASCI, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     II.2  No Conflict.  The execution and delivery of this Agreement by the
           -----------
Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act (as defined in the Merger Agreement)), any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the stockholder or by which any property or assets of the Stockholder are bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder pursuant to, any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party (individually or collectively) or by which the Stockholder or any property or asset of the Stockholder is bound or affected.

     II.3  Title to the Shares.  As of the date hereof, the Stockholder is the
           -------------------
record and beneficial owner of that number of shares of Company Common Stock set forth beside the Stockholder's name on Exhibit A attached hereto, which are all
                                       ---------
the securities of the Company owned, either of record or beneficially, by the Stockholder. The Stockholder owns all such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever (except for any encumbrance arising hereunder or under that separate Stock Option Agreement with Holding and ASCI of even date herewith), and, except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such shares. The Stockholder has the sole or shared right and power to vote and dispose of the shares of Company Common Stock. None of such shares of Company Common Stock are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer thereof, except as contemplated by this Agreement.

     II.4  Company Stock Options.  The Stockholder does not own, as of the date
           ---------------------
hereof, and will not acquire prior to the Effective Date, any Company Stock Options.

     II.5  Brokers.  No broker, finder or investment banker is entitled to any
           -------
brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (other than as expressly disclosed in the Merger Agreement relative to the fee payable by the Company with respect to the Merger).

                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDER


     III.1  Pre-Closing Transfer Restrictions.  The Stockholder agrees that
            ---------------------------------
until the earlier of the Effective Date and the termination of this Agreement and except as contemplated hereby or in the separate Stock Option Agreement with Holding and ASCI of even date hereof, the Stockholder, directly or indirectly, will not (i) sell, hypothecate, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or create or permit to exist any security interest, lien, claim, pledge, right of first refusal agreement, charge or other encumbrance of any nature whatsoever (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Shares to any Person, (ii) trade or take any position, hedge or otherwise, with respect to the Shares, (iii) enter into any voting agreement, arrangement or understanding, directly or indirectly, whether by proxy, voting agreement or otherwise, with respect to any of the Shares or deposit any Shares into a voting trust or (iv) take any action that would make any of the representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding the Stockholder from performing any of its
obligations under this Agreement.    Nothing herein shall prohibit the
conversion of the Shares by operation of law pursuant to a merger, share exchange or other comparable transaction approved by the Company's stockholders.

     III.2  Non Solicitation.  From the date hereof until the Effective Time,
            ----------------
the Stockholder shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities, whether directly or indirectly through any affiliate, attorney, accountant, financial advisor, employee, independent representative or independent agent of the Stockholder, with respect to any of the following and shall not, directly or indirectly, through any affiliate, attorney, accountant, financial advisor, employee, independent representative or independent agent of such party, solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire all or any substantial part of the business or properties of the Company or any of its Subsidiaries (as defined in the Merger Agreement) or any substantial part of the capital stock of the Company or any of its Subsidiaries, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of substantial assets, tender offer, exchange or similar transaction, whether for cash, securities or any other consideration or combination thereof, other than the transaction contemplated by the Merger Agreement and other than another transaction or series of related transactions in which Holding, New Holding or a Subsidiary of Holding or New Holding is the acquiring Person. Notwithstanding the foregoing, nothing in this Section III.2. or in this Agreement shall operate to keep Fontaine from acting in his capacity as a member of the Board of Directors of the Company and discharging his fiduciary duty as such, consistent with and subject to the restrictions imposed and actions permitted under Section
7.1 of the Merger Agreement.

     III.3  "Market Stand-Off" Agreement.
            ----------------------------

            (a) The Stockholder agrees that it will not, without the prior written consent of Holding, during the period commencing on the date of the closing of the Merger and continuing for one hundred eighty (180) days after such closing, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of New Holding Common Stock or any securities convertible into or exercisable or exchangeable for New Holding Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the New Holding Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of New Holding Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section III.3(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.

            (b) As long as Fontaine continues to serve as a director or officer of New Holding, the Stockholder agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any public offering of securities of Holding and ending on the date specified by Holding and the managing underwriter (such period not to exceed one hundred eighty (l80) days or such shorter lock up period which is applicable to the shares of Common Stock held, directly or indirectly, by Nicholas F. Taubman) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of New Holding Common Stock or any securities convertible into or exercisable or exchangeable for New Holding Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the New Holding Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of New Holding Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section III.3(b) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholder if all officers and directors and greater than one percent (1%) stockholders of Holding enter into similar agreements. The underwriters in connection with the applicable public offering are intended third party beneficiaries of this Section III.3(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.


                                  ARTICLE IV

                                  TERMINATION

     This Agreement shall terminate on the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of this Agreement by the mutual written agreement of the parties, (iii) the ctermination of the Merger Agreement pursuant to Section 9.1(a), 9.1(b) (subject to clause (vii)), 9.1(c) or 9.1(h), or the termination by the Company of the Merger Agreement under Section 9.1(f), (iv) the first Business Day following the 120th day after the termination of the Merger Agreement pursuant to Section 9.1(d), but only if there has been an Acquisition Proposal prior to the Driver Meeting, (v) the first Business Day following the 120th day after the termination of the Merger Agreement pursuant to Section 9.1(e) or 9.1(g), (vi) the first Business Day following the 60th day after the termination by Holding of the Merger Agreement under Section 9.1(f), or (vii) the first Business Day following the 60th day after the termination of the Merger Agreement pursuant to
Section 9.1(b) provided that there has been an Acquisition Proposal prior to such termination and Holding would be permitted to terminate the Merger Agreement pursuant to Section 9.1(b). As used herein, "Business Day" means any day on which banking institutions in New York, New York and Lakeland, Florida are open for business. Notwithstanding the foregoing, if the Stockholder shall acquire New Holding Common Stock in exchange for its Company Common Stock, the Market-Stand-Off Provisions contained in Section III.4 of this Agreement shall survive the Termination Date as provided therein.

                                 ARTICLE V

                   COVENANTS OF FONTAINE AND FONTAINE TRUST

          Fontaine and the Fontaine Trust agree that until the earlier of the Effective Date and the termination of this Agreement, Fontaine and the Fontaine Trust, directly or indirectly, will not Transfer (as defined in Article III.2), or enter into any contract, option, put, call or other arrangement or understanding with respect to the transfer of any partnership interest (general or limited) in the Stockholder. As of the date hereof, the Fontaine Trust is the record and beneficial owner of all of the general partnership interests of the Stockholder and the Fontaine Trust and Fontaine are the record and beneficial owners of all of the limited partnership interests of the Stockholder. The Fontaine Trust and Fontaine own such partnership interests (general and limited) free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (except for any encumbrance arising under the limited partnership agreement of the Stockholder). The execution and delivery of this Agreement and the Stock Option Agreement by the Fontaine Trust and Fontaine does not, and the performance of this Agreement and the Stock Option Agreement will not, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property of the Fontaine Trust or Fontaine pursuant to, any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indendure, contract, agreement, lease, permit, franchise or other instrument or obligation to which the Fontaine Trust or Fontaine is a party (individually or collectively) or by which the Fontaine Trust or Fontaine or any property or asset of the Fontaine Trust or Fontaine is bound or affected.


                                  ARTICLE VI

                                 MISCELLANEOUS

     VI.1  Expenses.  Except as otherwise provided herein or in the Merger
           --------
Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     VI.2  Further Assurances.  The Stockholder, the Fontaine Trust, Fontaine,
           ------------------
Holding and ASCI will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     VI.3  Specific Performance.  The parties hereto agree that irreparable
           --------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     VI.4  Entire Agreement.  This Agreement, together with a Stock Option
           ----------------
Agreement dated of even date herewith, constitutes the entire agreement among Holding, ASCI, the Fontaine Trust, Fontaine and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Holding, ASCI, the Fontaine Trust, Fontaine and the Stockholder with respect to the subject matter hereof.

     VI.5  Assignment.  This Agreement shall not be assigned by operation of law
           ----------
or otherwise, except that Holding and ASCI may assign all or any of their rights hereunder (but not their obligations hereunder) to any affiliate of Holding or ASCI.

     VI.6  Obligations of Successors; Parties in Interest.  This Agreement shall
           ----------------------------------------------
be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors, permitted assigns, heirs and beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     VI.7  Amendment; Waiver.  This Agreement may not be amended except by an
           -----------------
instrument in writing signed by the parties hereto.

     VI.8  Severability.  If any term or other provision of this Agreement is
           ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     VI.9  Notices.  All notices, requests, claims, demands and other
           -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, reputable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.9):

     if to Holding or ASCI:

           Advance Stores Company, Incorporated
           5673 Airport Road
           Roanoke, Virginia 24012
           Attention:  Lawrence Castellani, Chief Executive Officer
           Telecopier:  (540) 561-1448

     with a copy to:

           Riordan & McKinzie
           300 S. Grand Avenue, 29th Floor
           Los Angeles, CA  90071
           Attn:  Richard J. Welch, Esq.
           Telecopier:  (213) 229-8550

     if to the Stockholder, the Fontaine Trust or Fontaine:

           Peter J. Fontaine
           41 Hilltop Lane
           Asheville, NC 28803
           Telecopier:  (828) 274-0109

     and

           Fontaine Industries Limited Partnership
           3305 W. Spring Mountain Rd. #60
           Las Vegas, NV 89012
           Attention:  Peter J. Fontaine

     VI.10  Governing Law. The validity and interpretation of this Agreement
            -------------
shall be governed by the laws of the State of Florida, without reference to the conflicts of law principles thereof.

     VI.11  Headings.  The descriptive headings contained in this Agreement are
            --------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     VI.12  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.

                         HOLDING:

                         Advance Holding Corporation


                         By:  /s/ Lawrence Castellani
                              ----------------------------------------
                              Name: Lawrence Castellani
                              Title: Chief Executive Officer


                         ASCI:

                         Advance Stores Company, Incorporated


                         By:  /s/ Lawrence Castellani
                              ----------------------------------------
                              Name: Lawrence Castellani
                              Title: Chief Executive Officer


                         STOCKHOLDER:

                         Fontaine Industries Limited Partnership

                         By:  Peter J. Fontaine Revocable Trust,
                               its general partner

                              By:  /s/ Peter J. Fontaine
                                   -----------------------------------
                                        Peter J. Fontaine, Trustee

                         FONTAINE TRUST:

                         Peter J. Fontaine Revocable Trust

                         By:  /s/ Peter J. Fontaine
                              ----------------------------------------
                                   Peter J. Fontaine, Trustee


                         FONTAINE:

                         /s/ Peter J. Fontaine
                         ---------------------------------------------
                         Peter J. Fontaine, in his individual capacity

                                      S-1